First Quarter 2026 Update

CANNAE HOLDINGS, INC. / FIRST QUARTER 2026 UPDATE
Forward-Looking Statements and Risk Factors

This communication contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding our expectations, hopes, beliefs, plans, intentions, or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management, including statements about our buyback program, the Company’s strategic plans, the impact of our actions on shareholder value and net asset value, and our ability to implement our plans. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. Except as required by applicable law, we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

The risks and uncertainties that forward-looking statements are subject to include, but are not limited to risks associated with our ability to successfully operate businesses outside our traditional areas of focus; changes in general economic, business and political conditions, including among others, consumer spending, business investment, government spending, the volatility and strength of the capital markets, investor and consumer confidence, foreign currency exchange rates, commodity prices, inflation levels, changes in trade policy, tariffs on goods, and supply chain disruptions; risks associated with the Investment Company Act of 1940; risks associated with our potential inability to find suitable acquisition candidates, acquisitions in lines of business that will not necessarily be limited to our traditional areas of focus, or difficulties in integrating acquisitions; and significant competition that our operating subsidiaries face.

This communication should be read in conjunction with the risks detailed in the "Statement Regarding Forward-Looking Information," "Risk Factors" and other sections of Cannae’s Forms 10-Q, 10-K and other filings with the Securities and Exchange Commission (the "SEC").

CANNAE HOLDINGS, INC. / FIRST QUARTER 2026 UPDATE
Fellow Shareholders,

During the first quarter of 2026, the Cannae management team focused on executing the new set of strategic priorities outlined by the Board that are designed to drive sustained long term value creation for our shareholders. While still very early in the execution of these strategic priorities, I am excited about the progress we have made in the four areas.

1. Portfolio Transformation and Strategic Focus: We are accelerating the transformation of our portfolio to concentrate primarily on sports and entertainment-related investments. We are leveraging our access to proprietary investment opportunities to find sports and entertainment-related investments that we believe will drive outsized returns for Cannae. Any investment would leverage our success in sports, would be synergistic to our existing portfolio and allows us to actively drive value. We also remain acutely focused on monetizing our non-strategic assets. We are actively working with our board to review our portfolio and monetize select assets in a disciplined manner to maximize capital to Cannae.

2. Enhanced Operating Performance and Transparency: We are focused on improving the operating performance of our portfolio companies while increasing the level of disclosure provided to shareholders. We continue to see success at our largest asset, Black Knight Football. With two games left, AFC Bournemouth currently sits in 6th place in the Premier League which would represent its highest finish ever. The team also has a chance to qualify for European competition for the first time in the club's history—European competition materially changes the commercial opportunities, brand and economics of the club and further illustrates our success since taking over. During the first quarter, we provided a detailed presentation on Black Knight Football which I would encourage everyone to review.

3. Disciplined Capital Return: Returning capital to shareholders remains a priority. In Q1, we were aggressive in opportunistically buying back stock at attractive prices while the Board also expanded the total stock buyback authorization to 14.9 Million shares for future buyback flexibility. Thus far in 2026, Cannae has acquired 3.4 Million shares, or 7.3% of our outstanding stock, for $43 Million.

4. Ongoing Governance Evolution: The Board continues to evaluate further enhancements of our governance policies and procedures consistent with best practices. Since June 2025, we have significantly strengthened our board of directors with the addition of four new independent directors. Moreover, we have updated our committees to include the four new members such that these new views could be leveraged within the committee setting.

CANNAE HOLDINGS, INC. / FIRST QUARTER 2026 UPDATE
We believe executing on these strategic priorities will lead to growth in Cannae NAV and stock price.

Thank you for your continued support.

Sincerely,

RYAN R. CASWELL
Chief Executive Officer

CANNAE HOLDINGS, INC. / FIRST QUARTER 2026 UPDATE

Black Knight Football
(Private)

	Three Months Ended,
(In Millions) (Unaudited)	December 31, 2025	December 31, 2024
Total revenue	$78.0	$71.3
Net loss	$(17.7)	$(21.4)
EBITDA	$21.2	$10.1
Adjusted EBITDA excluding profit on player trading	$17.7	$10.0

The Company reports its share of the results of BKFC on a three-month lag. Accordingly, Cannae's statements of operations for the three months ended March 31, 2026, and 2025, include Cannae's ratable portion of BKFC's net loss for the three months ended December 31, 2025, and 2024, respectively.

Black Knight Football ("BKFC"), a partnership led by our Vice Chairman William P. Foley, II, is focused on building a global network of world-class football clubs, players, and real estate assets that will produce operational synergies, accelerate player development, and enable efficient player migration across BKFC's network of owned and operated clubs, while driving strong on-field and financial results. Our investment in BKFC represents an investment in the world’s leading professional football leagues, with an ability to improve operations, make high ROI investments, and demonstrate the embedded value of our multi-club operations, driving group financial performance and value creation on an eventual sale.

BKFC owns 100% of AFC Bournemouth ("AFCB" or "the Cherries"), a football club competing in the Premier League, and FC Lorient (French Ligue 1), as well as a majority interest in Moreirense FC (Portuguese Primeira Liga). This is complemented by strategic affiliations in other regions including Auckland FC of Australia's A-League, Orlando City SC of Major League Soccer and Kyoto Sanga F.C. of Japan's J1 League, expanding BKFC’s footprint across multiple continents and competitive landscapes.

Black Knight Football

BKFC's focus has been supporting the on-field success of each club through the crucial second half of the European football season as well as the continued integration of FC Lorient and Moreirense FC into our multi-club platform.

The success of our operating model is beginning to show in BKFC's financial results. For the twelve months ended December 31, 2025, BKFC generated $273.9 million of total revenue, compared to $229.7 Million in the prior year. Black Knight also posted $136.1 million of EBITDA in calendar 2025, compared to EBITDA of $12.0 Million in the prior year. While these results are impressive, they include very large gains on player sales ($112.7 million and $30.3 Million of profit on player trading in the twelve months ended December 31, 2025 and 2024, respectively) that are unlikely to happen in each period. These financial results will also become more reflective of the clubs overall, as for the twelve months ended December 31, 2025, FC Lorient and Moreirense, except for one quarter of results, were not included on a consolidated basis given transaction timing. With the inclusion of the three clubs, we aim to deliver further improvement on our financial results and demonstrate the power of the platform.

AFC Bournemouth

We continue to deliver on all aspects of our strategy for the Cherries. This year we opportunistically monetized select players and prudently reinvested proceeds into young talent, maintaining on-field success and benefitting from the additional revenues and cash flow that come with it. We have also continued to expand commercial revenues at the club and continue our stadium expansion plans.

From a performance perspective, AFCB currently sit in 6th place in the Premier League through 36 matches. With 2 matches to go, the club is in contention for European competitions, which would be a first in the club's history—and

CANNAE HOLDINGS, INC. / FIRST QUARTER 2026 UPDATE
provide additional revenues. This performance is after record proceeds from player sales over the last several trading windows, including the second highest total net player sales in all of European football in the winter 2026 transfer period.

The club continued its progress on the expansion of Vitality Stadium, and we expect the two corner infills and expansion of certain hospitality areas to be completed near the start of the 2026/27 season. The full renovation, expected to be ready for the start of the 2027/28 season, will take capacity to approximately 20,300 seats, including high value suites and hospitality areas, marking an 80% increase to Vitality Stadium’s current seating capacity and an over 100 % increase in hospitality. The project further expands commercial opportunities with new hospitality venues, fan experiences and an expanded car park.

FC Lorient

In April 2026, following BKFC's January acquisition of the remaining 60% equity interest in FC Lorient ("FCL"), we announced the appointment of Benoît Muller as CEO (Directeur Général) of FC Lorient. Mr. Muller has a strong background in professional football, having recently served as assistant General Manager of Stade Rennais, and as the Chief Financial Officer of Paris Saint-Germain.

After having won the Ligue 2 title and promotion to Ligue 1 last season, FCL has continued its impressive run in the 2025/26 season, reaching the quarter finals of the French Cup while maintaining a strong position in the Ligue 1 table. After 33 matches, FCL currently sits in 9th place in the Ligue 1.

Moreirense FC

Moreirense FC ("MFC") finished the 2024/25 season in 10th place in the Portuguese Primeira Liga (first division) football table. In this season, MFC has generated 42 points from 12 wins, 6 draws and 14 losses, sitting in 7th place in the table with 2 matches remaining.

The academy portion of the new 'sports village' was completed in April 2026. The full project will include 5 outdoor pitches and facilities for both the Primeira Liga squad and an academy and is expected to be completed later this year.

As of May 8, 2026, Cannae has invested $249 Million, representing an approximate 42% ownership interest in Black Knight Football.

Additional information on BKFC as of and for the twelve months ended December 31, 2025, and 2024, is presented in the table below.

CANNAE HOLDINGS, INC. / FIRST QUARTER 2026 UPDATE

	As of and for the Twelve Months Ended
(In Millions) (Unaudited)	December 31, 2025	December 31, 2024
Select Statement of Operations items:
Revenue	$273.9	$229.7
Operating loss	$(113.2)	$(111.9)
Net loss	$(15.3)	$(112.2)
EBITDA	$136.1	$12.0
Adjusted EBITDA (excluding player trading profit)	$20.5	$(4.8)
Select Balance Sheet Items:
Cash	$70.1	$20.9
Player transfer fees receivable	$187.1	$58.0
Total assets	$768.1	$541.7
Player transfer fee liabilities	$256.7	$168.6
Notes payable	$72.3	$—
Total liabilities	$450.2	$346.0
Total equity	$317.9	$195.7

Cannae ownership of BKFC units	248.9	223.9
BKFC units outstanding	586.9	495.4

CANNAE HOLDINGS, INC. / FIRST QUARTER 2026 UPDATE

JANA Partners
(Private)

	Three Months Ended
(In Millions) (Unaudited)	December 31, 2025	December 31, 2024
Total revenues	$5.9	$19.9
Operating income	$2.3	$14.6

Cannae reports its equity in earnings of JANA on a one-quarter lag. Accordingly, the table above presents the results for the three months ended December 31, 2025, and 2024.

Founded in 2001, JANA Partners ("JANA") is a pioneer and long-standing leader in activist investing, with a core belief that constructive shareholder engagement can unlock value in underperforming public companies. Over its 25-year history, JANA has evolved from a traditional long/short hedge fund into a pure-play, longer-duration activist investment manager, focusing primarily on concentrated long-only positions. This evolution reflects a strategic decision to align capital duration with the realities of operational and governance-driven change, which often requires multiple years to realize. Our partnership with JANA provides an attractive investment in the General Partner of a leading activist manager and a unique partnership that provides access to strategic opportunities. Cannae participates in cash flows from the growth of its Assets Under Management (“AUM”) through JANA’s management fees and from the performance of its investments through JANA’s performance fees, as well as our JANA fund investments.

JANA’s investment strategy centers on identifying undervalued U.S. mid-cap companies where performance gaps stem from fixable issues, including inefficient operations; suboptimal capital allocation; weak governance or board composition; strategic drift or poor execution; and unrealized M&A or asset monetization opportunities. JANA emphasizes deep fundamental diligence, followed by collaborative engagement with management and boards. JANA frequently achieves outcomes through negotiated board representation and leadership changes, as demonstrated in several recent campaigns. The firm’s portfolios are intentionally highly concentrated, which reflects high conviction and allows the firm to devote substantial time and resources to each investment. Currently, this includes Cooper Companies, Fiserv, Inc., Lamb Weston Holdings, Markel Group, Mercury Systems, Rapid7, Six Flags Entertainment, and TreeHouse Foods.

One of JANA’s most distinctive competitive advantages is its operating partner model. The firm has built a network of experienced current and former CEOs, CFOs, and senior operators who invest personal capital alongside JANA funds, participate in pre-investment diligence, join boards or management teams of portfolio companies, and drive operational and strategic initiatives. This model allows JANA to move beyond “financial activism” into hands-on operational improvement, significantly increasing credibility with boards and reducing adversarial dynamics. High-profile successes such as Mercury Systems, Tiffany, Whole Foods, and Frontier Communications reflect the effectiveness of this approach.

JANA has been consistently innovative within the activist investing space, introducing several industry-first partnership models, including strategic partnering—developing a framework for partnering with strategic acquirers to catalyze M&A outcomes, notably contributing to Frontier Communications’ sale to Verizon, and JANA's relationship with Cannae, which expanded its operating network and strategic reach, and strengthened sourcing, diligence, and execution capabilities. JANA also has developed innovative influencer partnerships, partnering with high-profile influencers (e.g., Dwyane Wade, Travis Kelce) to address branding, customer engagement, and cultural relevance—an unconventional but targeted value-creation lever in consumer-facing businesses. These initiatives underscore JANA’s willingness to adapt its toolkit as market dynamics and value-creation opportunities evolve.

JANA's primary vehicles include the JANA Strategic Investments Benchmark Fund (Series A and A-1); dedicated drawdown vehicles (longer duration activist capital); and co-investments aligned with core activist positions. At

CANNAE HOLDINGS, INC. / FIRST QUARTER 2026 UPDATE
Cannae's initial investment in 2024, JANA had $1.8 Billion of Assets Under Management (AUM), and has grown to $2.0 Billion, reflecting a stable institutional capital base with the patience required for activist execution.

Cannae invested $56 Million in 2024 for approximately 20% of JANA Partners, and in 2025 invested a further $67.5 Million, to increase its ownership to 50%. As of May 8, 2026, Cannae has invested $117 Million (net of distributions) in JANA Partners, with up to $26 Million of contingent consideration, representing a 50% ownership interest, and separately, invested $50 Million in the JANA Strategic Investments Benchmark Fund Series A-1.

Additional information as of and for the twelve months ended December 31, 2025, and 2024 is presented below.

	As of and for the Twelve Months Ended
(In Millions) (Unaudited)	December 31, 2025	December 31, 2024
Revenue	$22.4	$45.3
Net income	$8.2	$29.6
Cannae share of net income(1)	$2.4	$4.8

Cannae investment in JANA Partners, net of distributions	$117.1	$52.7
Ownership %(1)	50.0%	20.0%
Cannae investment in JANA Strategic Benchmark Fund	$50.0	$20.0
JANA Partners Assets Under Management, end of period (Billions)	$2.2	$2.3
_____________________________________________
(1) Cannae's ownership in JANA increased to 50% on September 30, 2025. For the rest of the twelve months ended December 31, 2025, Cannae held an approximately 20% interest in JANA.

CANNAE HOLDINGS, INC. / FIRST QUARTER 2026 UPDATE

The Watkins Company
(Private)

	Three Months Ended	Period from October 17, 2024
(In Millions) (Unaudited)	December 31, 2025	Through December 31, 2024
Net revenue	$24.5	$22.1
Net income (loss)	$5.7	$(9.5)
EBITDA	$8.0	$(7.6)
Adjusted EBITDA	$8.2	$6.4
Cannae acquired its interests in Watkins on October 17, 2024, and reports its equity in earnings or loss of Watkins on a one-quarter lag. Accordingly, the table above presents the results for the three months ended December 31, 2025, and the period October 17, 2024 through December 31, 2024.

From the bluffs high above the Mississippi River in Winona, Minnesota, comes the purity of The Watkins Company ("Watkins"). For over 150 years, Watkins has been heralded as purveyors of flavor, with an unwavering commitment to crafting award-winning gourmet flavoring products from high-quality, natural ingredients, without the use of artificial flavors and colors, GMOs, corn syrup or gluten. For more information on The Watkins Company, please visit www.watkins1868.com.

In October 2024, Cannae Holdings and KDSA Investment Partners acquired a majority interest in the Watkins Company (“Watkins”). This transaction was only the second time in the company’s 156-year history that majority ownership has changed, and the owner for the past 46 years rolled a significant equity stake into the transaction, choosing to partner with Cannae and KDSA. The Watkins investment presented an opportunity to invest in a leading flavoring company at a discounted entry multiple with multiple levers for value creation including: 1) continue leveraging its leading market share in extract products to grow other ancillary categories including spices, dry seasoning mixes and food services; 2) further institutionalize operations of the business to drive revenue growth and margin efficiencies; and 3) tuck-in M&A opportunities for new products and brands.

Watkins performed well in 2025 despite a tough macro environment, which saw retailers broadly reduce their inventory levels as they adjusted to tariff costs and a soft consumer. Despite these headwinds, we view the spice, seasonings and extract segment as a structurally resilient segment of the US food industry. With consumers shifting toward at-home and healthier cooking and restaurant traffic broadly declining, we believe Watkins is well positioned in a segment of the industry with favorable tailwinds going forward.

In the quarter ended December 31, 2025, Watkins generated Net sales of $24.5 Million and an Adjusted EBITDA margin of 34%, an 83 basis point expansion in margins over the fourth quarter of 2024. The business continues to generate free cash flow and has reduced net leverage from 3.4x at the close of the Cannae transaction to 2.1x at December 31, 2025.

As of May 8, 2026 Cannae has invested $80 Million in Watkins, including $20 Million structured as a convertible preferred investment with an 8% annual dividend, and holds a 49.1% ownership interest.

Additional information as of and for the twelve months ended December 31, 2025, and 2024 is presented below.

CANNAE HOLDINGS, INC. / FIRST QUARTER 2026 UPDATE

Twelve Months Ended
(In Millions) (Unaudited)	December 31, 2025
Net revenue	$70.7
Net income	$6.5
EBITDA	$15.8
Adjusted EBITDA	$18.1
Cannae share of net income	$3.2
Watkins net debt (total gross debt and accrued interest, net of cash), at December 31, 2025	$38.4

Net leverage ratio, at purchase date October 2024 (times)	3.4x
Net leverage ratio, at December 31, 2025 (times)	2.1x

CANNAE HOLDINGS, INC. / FIRST QUARTER 2026 UPDATE
Minden Mill
(Private)

	Three Months Ended,
(In Millions) (Unaudited)	December 31, 2025	December 31, 2024
Net revenue	$0.8	$1.4
Net loss	$(1.3)	$(2.2)
EBITDA	$(0.7)	$(1.6)
Adjusted EBITDA	$(0.2)	$—

High Sierra Distillery, LLC, d/b/a Minden Mill Distilling (Minden Mill) is an estate distillery in historic Minden, Nevada, at the eastern base of the Sierra Nevada Mountain range. Minden Mill's facilities include an American Whiskey and white spirits distillery, housed in a 100-year-old creamery, and an American Single Malt Whiskey distillery, tasting room and guest experience center housed in a 100-year-old flour mill, both within a 10 acre main campus. Each of these 32,000 square foot buildings sit on the National Register of Historic Places.

The former owners of the estate distillery invested over $100 Million to restore the distillery site and achieve LEED certification, the most widely used green building rating system in the world. The facility is vertically integrated, with on-site distillation, barreling, aging, and bottling, allowing for tight control over production standards and cost structure. The 10-acre distillery campus, in driving distance from Lake Tahoe and Reno, serves as a destination venue, offering tastings and experiences that enhance brand engagement and customer loyalty. Additionally, within a separate 26-acre campus there is a 61,000 square-foot, climate-controlled rickhouse for whiskey aging, separated into two climate-controlled warehouses. The distillery sources grains from nearby ranches and benefits from access to high-quality water and a favorable operating environment for craft production, supporting a 'grain-to-glass' production model with the ability to produce 130,000 cases annually. It opened in February 2019 as Bently Heritage Estate Distillery and operated for three years before closing in March 2022. The state-of-the-art facility has a capacity to produce over 130,000 cases of premium spirits annually and today we have more than 300,000 proof gallons of whiskey, or approximately 145,000 case equivalents, currently aging in barrel, which has an estimated ultimate wholesale value after aging and bottling of approximately $31 Million.

In May 2023, Cannae acquired the rickhouse campus, the distillery campus, production facilities and equipment, and a significant amount of whiskey aging in barrel, for $52 Million. Acquired at a deep discount to the cost of the real estate and facility, we believe our ownership of Minden Mill represents an attractive value investment with upside optionality as we work to develop and market new high quality products through our partners' national distributor network.

Minden is managed and operated by the seasoned management team of Foley Family Wines & Spirits. While still early in its product lifecycle, the distillery produces a portfolio of spirits that includes Minden Mill branded Bourbon, American Single Malt, and Rye; High Ground Estate Vodka; and Evil Bean Coffee Liqueur. Each of these spirits continues to garner accolades and awards at competitions. We believe production of high-quality spirits coupled with direct access to a national route to market uniquely positions Minden Mill for success.

For the year ended December 31, 2025, Minden Mill generated $2.8 Million of net sales, a 21% increase over the year ended December 31, 2024. All of the net sales in the quarter ended December 31, 2024, related to the initial launch of Minden's rebranded brown spirits and Evil Bean and filling the distribution pipeline with initial orders.

As of May 8, 2026 Cannae has invested $52 Million for approximately 88% of the equity interests in Minden Mill as well as $11.7 Million through a revolving credit facility convertible to equity.

Additional information as of and for the twelve months ended December 31, 2025, and 2024, is presented in the table on the next page.

CANNAE HOLDINGS, INC. / FIRST QUARTER 2026 UPDATE

Case items in Thousands; $ amounts in Millions (unaudited)	As of and For the Twelve Months Ended
	December 31, 2025	December 31, 2024
Net revenue	$2.8	$2.3
Net loss	$(4.5)	$(6.5)
EBITDA	$(2.2)	$(4.8)
Adjusted EBITDA	$(1.3)	$(3.2)
Cannae share of net loss	$(3.9)	$(2.7)

Case sales volume, in 9-Liter case equivalents	13.1	10.7
9-Liter case equivalents aging in barrel	144.6	134.1

CANNAE HOLDINGS, INC. / FIRST QUARTER 2026 UPDATE
Alight, Inc.
(NYSE: ALIT)

	Three Months Ended,
(In Millions) (Unaudited)	March 31, 2026	March 31, 2025
Total revenue	$534.0	$548.0
Net loss from continuing operations	$(19.0)	$(17.0)
EBITDA from continuing operations	$102.0	$103.0
Adjusted EBITDA from continuing operations	$104.0	$118.0

Alight is a leading benefits administration provider of health, wealth, leave and point solutions for many of the world’s largest organizations and over 30 Million people. Through the administration of employee benefits, Alight helps clients gain a benefits advantage while building a healthy and financially secure workforce by unifying the benefits ecosystem across health, wealth, wellbeing, absence management and navigation. The Alight Worklife ® platform empowers employers to gain a deeper understanding of their workforce and engage them throughout life’s most important moments with personalized benefits management and data-driven insights, leading to increased employee wellbeing, engagement and productivity. Learn more at alight.com.

Alight delivered higher-than-expected revenue for the first quarter of 2026, reporting total revenue of $534 Million compared to $548 Million in the prior year first quarter. The change from the prior year was primarily due to lower net commercial activity, partially offset by an increase in project revenue. Notably, recurring revenues were 93.3% of total revenue. Recurring revenues for the three months ended March 31, 2026 decreased by $22 million, or 4.2%, from $520 million in the prior year period to $498 million, primarily driven by lower net commercial activity. Net loss from continuing operations for the quarter ended March 31, 2026, was $19 Million, compared to a loss of $17 Million in the prior year first quarter.
In the first quarter of 2026, Adjusted EBITDA from continuing operations decreased $14 Million or (12)%, to $104 Million from $118 Million in the prior year. The Adjusted EBITDA margin was 19.5% in the first quarter 2026 as compared to 21.5% in the prior year first quarter. Notably, Alight improved Free Cash Flow quarter over quarter, generating $53 Million in the three months ended March 31, 2026, compared to $44 Million in the prior year first quarter.

Management provided an outlook for the second quarter of 2026, noting revenue was expected to range between $490 Million and $505 Million, Adjusted EBITDA between $80 Million and $90 Million, and Free Cash Flow ranging from $35 Million to $45 Million.

At quarter end, the company had $216 Million of share buyback authorization remaining and $178 Million of cash.

Cannae holds 40.5 million shares of Alight Class A common stock, representing approximately 8% of Alight’s outstanding shares. As of May 8, 2026, the aggregate gross value of these shares was approximately $38 Million.

CANNAE HOLDINGS, INC. / FIRST QUARTER 2026 UPDATE

Cannae Restaurant Group
(Private)

	Three Months Ended,
(In Millions) (Unaudited)	March 31, 2026	March 31, 2025
Total revenues	$91.9	$99.1
Net loss	$(9.9)	$(3.2)
EBITDA	$(6.1)	$0.7
Adjusted EBITDA	$(0.9)	$(0.6)

Our Restaurant Group consists of the Ninety Nine Restaurant & Pub and O'Charley's Restaurant + Bar, in which Cannae has 88.5% and 65.4% equity ownership interests, respectively. The Ninety Nine brand was founded in 1952 and consists of 93 company-owned locations across seven northeastern states. The O'Charley's brand, founded in 1971, comprises 49 company-owned and three franchise locations in thirteen Southern and Midwestern states. The brands are focused in the casual dining segment of the restaurant industry. For more information, please visit www.99restaurants.com and www.ocharleys.com.
We are continuing to explore strategic alternatives related to our restaurant group as part of our portfolio transformation strategy.

In the first quarter of 2026, the Ninety Nine Restaurant & Pub brand has continued a revenue strategy focused on increasing guest counts while blending a value-focused platform with higher priced items. The brand took strategic price increases in late 2025 to mitigate inflationary impacts on personnel-related investments and commodities. This showed as Ninety Nine posted a slight decrease in total revenues of 1.9%, in line with the industry segment averages. Ninety Nine also remains profitable from an Adjusted EBITDA perspective.

The O'Charley's Restaurant + Bar concept has continued challenges in maintaining its customer base and increasing visitation frequency, as well as attracting new customers. The management team's efforts are focused on stabilizing Same Store Sales through menu engineering, guest service and closing underperforming stores. Notably, two stores have been closed since the end of the first quarter.

As of May 8, 2026, Cannae has invested $165 Million in our Restaurant Group.

Additional information as of and for the twelve months ended March 31, 2026, and 2025 is presented in the table below.

CANNAE HOLDINGS, INC. / FIRST QUARTER 2026 UPDATE

			As of and For the Twelve Months Ended
(In Millions) (Unaudited)			March 31, 2026	March 31, 2025
Revenue			$383.3	$412.2
Operating loss			$(35.3)	$(9.4)
EBITDA			$(26.7)	$19.3
Adjusted EBITDA			$(15.6)	$0.4
Net (loss) income			$(42.7)	$3.2
Cannae share of net (loss) income			$(29.6)	$9.0

	Number of Locations		Change in Same Store Sales, Year-over-Year
Brand	March 31, 2026	March 31, 2025	1st Quarter 2026	12 months ended March 31, 2026
Ninety Nine Restaurant & Pub	93	93	(2.1)%	(1.0)%
O'Charley's Restaurant + Bar	49	57	(12.6)%	(12.9)%

CANNAE HOLDINGS, INC. / FIRST QUARTER 2026 UPDATE
FIRST QUARTER STATEMENTS OF OPERATIONS

(in Millions, except per share data) (Unaudited)	2026	2025
Three months ended March 31,
Restaurant revenue	$91.9	$99.1
Other operating revenue	4.3	4.1
Total operating revenues	96.2	103.2
Cost of restaurant revenue	83.9	91.0
Personnel costs	11.2	14.2
Depreciation and amortization	2.6	3.1
Other operating expenses, including asset impairments	20.6	16.3
Total operating expenses	118.3	124.6
Operating loss	(22.1)	(21.4)
Interest, investment and other income	2.1	1.4
Interest expense	(2.3)	(3.8)
Recognized (losses) gains, net	(7.2)	7.2
Total other income (expense), net	(7.4)	4.8
Loss before income taxes and equity in losses of unconsolidated affiliates	(29.5)	(16.6)
Income tax expense	0.5	20.2
Equity in losses of unconsolidated affiliates	(5.8)	(1.9)
Net loss from continuing operations	(35.8)	(38.7)
Net loss from discontinued operations, net of tax	—	(76.3)
Less: net loss attributable to noncontrolling interests	(3.7)	(2.0)
Net loss attributable to Cannae Holdings, Inc. common shareholders	$(32.1)	$(113.0)

Per share amounts:
Net loss per share from continuing operations - basic	$(0.70)	$(0.59)
Net loss per share from discontinued operations - basic	—	(1.22)
Net loss per share attributable to Cannae common shareholders - basic	$(0.70)	$(1.81)
Net loss per share from continuing operations - diluted	$(0.70)	$(0.59)
Net loss per share from discontinued operations - diluted	—	(1.22)
Net loss per share attributable to Cannae common shareholders - diluted	$(0.70)	$(1.81)
Cannae weighted average shares outstanding - basic	45.9	62.3
Cannae weighted average shares outstanding - diluted	45.9	62.3

CANNAE HOLDINGS, INC. / FIRST QUARTER 2026 UPDATE
BALANCE SHEETS

	March 31, 2026	December 31, 2025
(in Millions) (Unaudited)
Current assets:
Cash and cash equivalents	$135.7	$182.0
Short-term investments	—	—
Other current assets	24.9	25.7
Income tax receivable	48.1	48.8
Assets of discontinued operations held for sale	—	—
Total current assets	208.7	256.5
Investments in unconsolidated affiliates	634.5	643.5
Equity securities, at fair value	1.1	1.4
Equity securities, without a readily determinable fair value	148.3	147.3
Lease assets	108.7	116.9
Property and equipment, net	44.5	49.0
Other intangible assets, net	12.7	13.2
Goodwill	53.4	53.4
Deferred tax asset	1.0	0.6
Other long term investments and noncurrent assets	26.7	27.1
Total assets	$1,239.6	$1,308.9
Current liabilities:
Accounts payable and other accrued liabilities, current	$86.5	$91.9
Lease liabilities, current	15.6	15.4
Deferred revenue	14.5	16.1
Notes payable, current	5.8	6.3
Total current liabilities	122.4	129.7
Notes payable, long-term	64.5	64.5
Lease liabilities, long-term	118.0	122.8
Accounts payable and other accrued liabilities, long-term	12.3	12.8
Total liabilities	317.2	329.8
Additional paid-in capital	2,043.5	2,040.5
Retained (deficit) earnings	(27.5)	11.5
Treasury stock	(1,063.1)	(1,046.5)
Accumulated other comprehensive loss	6.0	6.5
Noncontrolling interests	(36.5)	(32.9)
Total equity	922.4	979.1
Total liabilities and equity	$1,239.6	$1,308.9

CANNAE HOLDINGS, INC. / FIRST QUARTER 2026 UPDATE
Use of Non-GAAP Financial Information

Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, the Company has provided non-GAAP financial measures for certain investments which we believe provide useful information to investors and ratings agencies regarding our affiliates’ results, operating trends and performance between periods. The presentation of non-GAAP financial measures is used to enhance our investors’ understanding of certain aspects of our financial performance. This discussion is not meant to be considered in isolation, superior to, or as a substitute for the directly comparable financial measures prepared in accordance with GAAP.

Black Knight Football

BKFC EBITDA is defined as earnings or (loss) for the period before interest, taxes, depreciation and intangible amortization. BKFC Adjusted EBITDA Excluding Profit on Player Trading is defined as earnings or (loss) for the period before interest, taxes, depreciation and intangible amortization, adjusted for the impact of profit or loss on sale of player registration rights and other non-cash and/or nonrecurring items. Both EBITDA and Adjusted EBITDA Excluding Profit on Player Trading are non-GAAP financial measures used by management and BKFC’s stakeholders to provide useful supplemental information that enables a better comparison of BKFC’s performance across periods by removing non-cash and material exception items as well as to evaluate BKFC's operating performance.

Watkins

Watkins Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and intangible amortization adjusted for the impact of certain nonrecurring and non-cash items that management does not consider in the evaluation of ongoing operational performance of Watkins. Adjusted EBITDA is a non-GAAP financial measure used by management and Watkins’ stakeholders to provide useful supplemental information that enables a better comparison of the company's performance across periods as well as to evaluate its core operating performance.

Minden Mill

Minden Mill's Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and intangible amortization adjusted for the impact of certain nonrecurring and non-cash items that management does not consider in the evaluation of ongoing operational performance of Minden Mill. Adjusted EBITDA is a non-GAAP financial measure used by management and Minden Mill's stakeholders to provide useful supplemental information that enables a better comparison of the company's performance across periods as well as to evaluate its core operating performance.

Alight

Alight’s Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and intangible amortization adjusted for the impact of certain non-cash and other items that Alight does not consider in the evaluation of ongoing operational performance. Adjusted EBITDA is a non-GAAP financial measure used by management and Alight’s stakeholders to provide useful supplemental information that enables a better comparison of Alight’s performance across periods as well as to evaluate Alight’s core operating performance.

Free Cash Flow is defined as cash provided by operating activities net of capital expenditures. Alight management believes that Free Cash Flow is an important liquidity metric because it measures, during a given period, the amount of cash generated that is available to repay debt obligations, make strategic acquisitions and investments and for certain other activities such as dividends and stock repurchases. The Free Cash Flow for the first nine months of 2024 results are presented on a proforma adjusted basis in light of the July 2024 divestiture of Alight's Payroll and Professional Services businesses. The adjustments include separation costs and proforma adjustments for certain items that are the direct result of the transaction and Alight's use of transaction proceeds, including proforma adjustments for 1) Services (e.g., customer care) that Alight is providing to Strada and receiving revenue pursuant to a Commercial Agreement; 2) Certain shared delivery and technology costs that Alight either no longer incurs or will be reimbursed for under Transition Services Agreement (TSA); 3) Adjustments for lower interest expense from debt paydown in July ‘24; and 4) Tax impacts from above adjustments.

Revenue Under Contract is an operational metric that represents management’s estimate of anticipated revenue expected to be recognized in the period referenced based on available information that includes historical client

CANNAE HOLDINGS, INC. / FIRST QUARTER 2026 UPDATE
contracting practices. The metric does not reflect potential future events such as unexpected client volume fluctuations, early contract terminations or early contract renewals. Alight’s metric may differ from similar terms used by other companies and therefore comparability may be limited. Therefore, these measures should not be considered in isolation or as alternatives to revenue, net income, cash flows from operations or other measures of profitability, liquidity or performance under GAAP.

Restaurant Group

Restaurant Group's Adjusted EBITDA is defined as net income (loss) before the impact of income tax (benefit) expense, interest expense, net, depreciation and amortization, net income (loss) attributable to noncontrolling interests, non-cash impairment expense on property and equipment and lease assets, non-recurring disposal costs including lease termination expense and severance, recognized gains and losses on sales of fixed assets and other non-recurring income (expense). Management believes Adjusted EBITDA to be a useful profitability measure to assess the performance of Restaurant Group's businesses and improve the comparability of operating results across reporting periods.

Management believes the presentation of Restaurant Group's non-GAAP Adjusted EBITDA provides users with useful supplemental information in comparing the operating results across reporting periods by excluding items that are not considered indicative of Restaurant Group’s core operating performance. However, these non-GAAP measures exclude items that are significant in understanding and assessing Restaurant Group’s financial results or position.

CANNAE HOLDINGS, INC. / FIRST QUARTER 2026 UPDATE
Black Knight Football Club

Cannae accounts for its investment in Black Knight Football Club using the equity method of accounting; therefore, its results do not consolidate into Cannae’s. As prescribed by relevant accounting standards, Cannae recognizes its proportionate share of BKFC's net loss in Losses of unconsolidated affiliates in its consolidated statements of operations.

The Company reports its share of the results of BKFC on a three-month lag. Accordingly, Cannae's results of operations for the three and twelve months ended March 31, 2026, and 2025, include its ratable portion of BKFC's net loss for the three and twelve months ended December 31, 2025, and 2024, respectively.

Adjusted EBITDA Excluding Profit on Player Trading Reconciliation
(In Millions) (Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024
Net loss	$(17.7)	$(21.4)	$(15.3)	$(112.2)
Interest expense, net	7.5	4.3	29.0	15.4
Income tax benefit	—	—	—	(4.4)
Depreciation and amortization	31.4	27.2	122.4	113.2
EBITDA	21.2	10.1	136.1	12.0
(Profit) loss on player trading	0.3	(0.4)	(112.7)	(30.3)
Other non-cash and non-recurring (gain) loss	(4.1)	—	(4.1)	12.0
Stock-based compensation expense	0.3	0.3	1.2	1.5
Adjusted EBITDA excluding profit on player trading	$17.7	$10.0	$20.5	$(4.8)
_____________________________________________
(1) Amount for the twelve months ended December 31, 2024 primarily represents a non-cash impairment to BKFC's investment in FCL.

CANNAE HOLDINGS, INC. / FIRST QUARTER 2026 UPDATE
Watkins
Cannae accounts for its investment in Watkins using the equity method of accounting; therefore, its results do not consolidate into the Company’s. As prescribed by relevant accounting standards, the Company recognizes its proportionate share of Watkins' net earnings or loss in earnings (loss) of unconsolidated affiliates in our consolidated statements of operations.

The Company reports its share of the results of Watkins on a three-month lag. Accordingly, our results of operations for the three months ended March 31, 2026, include our ratable portion of Watkins net earnings for the three months ended December 31, 2025. Cannae acquired its investment in Watkins on October 17, 2024, and accordingly, the table below presents the results for the three months ended December 31, 2025, and the period October 17, 2024 through December 31, 2024.

Adjusted EBITDA Reconciliation
(In Millions) (Unaudited)

	Three Months Ended	Period from October 17, 2024	Twelve Months Ended
	December 31, 2025	Through December 31, 2024	December 31, 2025
Net income (loss)	$5.7	$(9.5)	$6.5
Interest expense, net	1.0	0.9	4.1
Depreciation and amortization	1.3	1.0	5.2
EBITDA	8.0	(7.6)	15.8
Stock-based compensation	—	5.8	0.3
Non-recurring transaction expenses(1)	—	6.4	—
Purchase accounting amortization(2)	—	1.4	1.0
Other non-recurring and non-cash expense	0.2	0.4	1.0
Adjusted EBITDA	$8.2	$6.4	$18.1
_____________________________________________
(1) Represents non-recurring transaction costs attributable to the acquisition of Watkins
(2) Represents the amortization associated with purchase accounting for the change in control of Watkins that is not included in GAAP depreciation and amortization

CANNAE HOLDINGS, INC. / FIRST QUARTER 2026 UPDATE
Minden Mill
Cannae accounts for its investment in Minden Mill using the equity method of accounting; therefore, its results do not consolidate into the Company’s. As prescribed by relevant accounting standards, the Company recognizes its proportionate share of Minden Mill's net earnings or loss in earnings (loss) of unconsolidated affiliates in our consolidated statements of operations.

The Company reports its share of the results of Minden Mill on a three-month lag. Accordingly, Cannae's results of operations for the three and twelve months ended March 31, 2026 and 2025 include Cannae's ratable portion of Minden Mill's net earnings for the three and twelve months ended December 31, 2025 and 2024.

Adjusted EBITDA Reconciliation
(In Millions) (Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
Three months ended December 31,	2025	2024	2025	2024
Net loss	$(1.3)	$(2.2)	$(4.5)	$(6.5)
Interest expense, net	0.2	0.1	0.6	0.1
Depreciation and amortization	0.4	0.5	1.6	1.7
EBITDA	$(0.7)	$(1.6)	$(2.3)	$(4.7)
Stock-based compensation	0.2	0.1	0.5	0.3
Other (1)	0.3	1.5	0.4	1.2
Adjusted EBITDA	$(0.2)	$—	$(1.4)	$(3.2)
_____________________________________________
(1) Other adjustments for the three months ended December 31, 2024, represents non-recurring transaction costs attributable to write off of escrow funds receivable from the acquisition of Minden Mill.

CANNAE HOLDINGS, INC. / FIRST QUARTER 2026 UPDATE
Alight
Cannae accounts for its investment in Alight using the equity method of accounting; therefore, its results do not consolidate into the Company’s. As prescribed by relevant accounting standards, the Company recognizes its proportionate share of Alight's net earnings or loss in Losses of unconsolidated affiliates in our consolidated statements of operations.

See the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its investments in Alight. Further information on Alight's (NYSE: ALIT) financial results can be found in its filings with the SEC and its investor relations website at http://investor.alight.com.

Reconciliation of Net Loss from Continuing Operations to Adjusted EBITDA from Continuing Operations
(In Millions) (Unaudited)

	Three months ended March 31,
	2026	2025
Net loss from continuing operations(1)	$(19.0)	$(17.0)
Interest expense, net	24.0	22.0
Income tax (benefit) expense	(7.0)	(3.0)
Depreciation and amortization	104.0	101.0
EBITDA from continuing operations	102.0	103.0
Share-based compensation	4.0	6.0
Transaction and integration expenses (2)	4.0	3.0
Restructuring	12.0	4.0
Gain from change in fair value of financial instruments	—	(8.0)
(Gain) loss from change in fair value of tax receivable agreement	(19.0)	9.0
Other, including impairment	1.0	1.0
Adjusted EBITDA from continuing operations	$104.0	$118.0
Revenue	$534.0	$548.0
Adjusted EBITDA Margin from continuing operations(3)	19.5%	21.5%
_____________________________________________
(1) Adjusted EBITDA excludes the impact of discontinued operations. Comparable periods have been recast to exclude these impacts.
(2) Transaction and integration expenses primarily relate to acquisition and divestiture activity.
(3) Adjusted EBITDA Margin From Continuing Operations is defined as Adjusted EBITDA From Continuing Operations as a percentage of revenue.

Free Cash Flow Reconciliation
(In Millions) (Unaudited)

Three Months Ended March 31,	2026	2025
Cash provided by operating activities - continuing operations	$79.0	$73.0
Capital expenditures	(26.0)	(29.0)
Free Cash Flow From Continuing Operations - adjusted	$53.0	$44.0

CANNAE HOLDINGS, INC. / FIRST QUARTER 2026 UPDATE
Restaurant Group

Cannae accounts for its ownership of the Restaurant Group as a consolidated subsidiary; therefore, its results consolidate into the Company’s. See the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its investments in the Restaurant Group.

Adjusted EBITDA Reconciliation
(In Millions) (Unaudited)

	Three months ended March 31,		Twelve months ended March 31,
	2026	2025	2026	2025
Net (loss) income	$(9.9)	$(3.2)	$(42.7)	$3.2
Interest expense, net	1.8	1.5	6.7	5.9
Income tax expense	—	—	—	—
Depreciation and amortization	2.0	2.4	9.3	10.2
EBITDA	(6.1)	0.7	(26.7)	19.3
Noncontrolling interest	(3.3)	(1.8)	(13.1)	(5.8)
Non-cash impairment expense	8.5	0.2	20.9	1.3
Non-recurring recognized loss (gain), store disposal costs and other (1)	—	0.3	3.3	(14.4)
Adjusted EBITDA	$(0.9)	$(0.6)	$(15.6)	$0.4
_____________________________________________
(1) Primarily relates to sale or write-off of fixed assets and derecognition of lease liabilities

CANNAE HOLDINGS, INC. / FIRST QUARTER 2026 UPDATE
Corporate Information

MANAGEMENT TEAM

Ryan R. Caswell
Chief Executive Officer

Bryan D. Coy
Chief Financial Officer

Peter T. Sadowski
Chief Legal Officer

Michael L. Gravelle
General Counsel and Corporate Secretary

FIRST QUARTER 2026
CONFERENCE CALL DETAILS

Date: May 11, 2026
Time: 5:00 pm ET
Participant dial-in:
1-800-579-2543 (Domestic)
1-785-424-1789 (International)
Conference ID: CANNAE

REPLAY AVAILABILITY

A replay may be accessed by dialing 1-844-512-2921, or for international callers 1-412-317-6671, and providing the access code 11161481.

The telephonic replay will be available until 11:59 pm ET on May 25, 2026.

Investors and other parties may also listen to a simultaneous webcast of the live call by logging onto the Financials section of the Company’s website at cannaeholdings.com. The online replay will be available on the Company’s website following the call.

BOARD OF DIRECTORS

Douglas K. Ammerman
Chairman of the Board
Cannae Holdings, Inc.

William P. Foley, II
Vice Chairman of the Board
Cannae Holdings, Inc.

Mona Aboelnaga Kanaan
Managing Partner
K6 Investments

Hugh R. Harris
Retired Chief Executive Officer
Lender Processing Services, Inc.

C. Malcolm Holland
Chairman of Texas
Huntington Bank

Mark D. Linehan
President and Chief Executive Officer
Wynmark Company

Frank R. Martire, Jr.
Managing Partner
Bridgeport Partners

Barry B. Moullet
Supply Chain Consultant
Board Member
CiCi’s Pizza

William T. Royan
Founding Partner
Markets Infrastructure Partners, LP

Cherie L. Schaible
Founding Partner
CLS Advisory, LLC

James B. Stallings, Jr.
Managing Partner
PS27 Ventures, LLC

Woodrow Tyler
Investment Committee Member
Michigan Health Endowment Board

COMMON SHARE LISTING

Our common stock is listed on the
New York Stock Exchange under the symbol CNNE.

INDEPENDENT AUDITORS

Grant Thornton LLP
4695 MacArthur Court Suite 1600
Newport Beach, CA 92660

TRANSFER AGENT

Continental Stock Transfer & Trust
1 State Street, 30th Floor
New York, NY 10004
(212) 509-4000

PUBLICATIONS

The Company’s Annual Reports on Form 10-K and Quarterly Reports on Form
10-Q are available on the Investor Relations section of the Company’s website at cannaeholdings.com.

ANNUAL MEETING INFORMATION

A Notice of Annual Meeting of Shareholders and Proxy Statement are furnished to shareholders in advance of the Annual Meeting.

INVESTOR RELATIONS

Solebury Strategic Communications
Jamie Lillis
203-428-3223
jlillis@soleburystrat.com

Cannae Holdings, Inc.
1701 Village Center Circle
Las Vegas, NV 89134
(702) 323-7330

cannaeholdings.com